NewsLine

June 18, 2009

TO ALL MEMBERS:

DIVIDEND DECLARATION AND PAYMENT

At its June 18 meeting the Board of Directors declared a dividend for the first quarter at a 4.50 percent annualized rate. This dividend was based on earnings of $83.4 million. As noted in our April earnings release and May Form 10-Q filing, one of the primary reasons for the elevated first quarter 2009 earnings was that average spreads on many assets were significantly wider than historical norms due to the overall financial conditions. Although these spreads continued into the second quarter, they have recently narrowed very near to historical levels.

The 4.50 percent dividend rate is 3.26 percent over the first quarter 2009 average 3-month LIBOR and 3.61 percent over the second quarter 2009 average 3-month LIBOR through June 17. In the current environment, we believe this dividend represents a very competitive return to shareholders when referenced to our targeted dividend level of between 1.00 percent and 1.50 percent above 3-month LIBOR. The level of dividend should also allow the FHLBank to continue to augment its strong capital position in these uncertain times by increasing retained earnings.

As announced in February, the payment of the dividend will now occur on the date it is declared and therefore is being paid today, June 18, 2009, in the form of cash. The dividend will be paid based on the average stock balance from the first quarter of 2009 which includes a day count basis of 90/365 days. For your convenience, the amount of the quarterly dividend paid to your institution will be available in the Members Only section of the FHLBank Web site (www.fhlbcin.com) tomorrow.

If you have any questions concerning the dividend payment, please contact Mr. Donald R. Able, Senior Vice President, Controller, at (513) 852-7533.

David H. Hehman
President

This notice contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the
FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the
Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.www.fhlbcin.com